UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 19, 2010

CORNERSTONE HEALTHCARE PLUS REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.   Entry into a Material Definitive Agreement

On July 19, 2010, through a wholly-owned subsidiary, we entered into a definitive purchase and sale agreement (the “Agreement”) in connection with the acquisition of the Global Rehab Inpatient Rehab Facility (the “Facility”), located in Dallas, TX, from The Cirrus Group, a non-related party, for a purchase price of approximately $15.0 million.  Except with respect to specific contingencies, we do not have the right to terminate the agreement without the seller’s consent.  We would fund the purchase of the Facility with proceeds from a mortgage loan from an unaffiliated lender and with proceeds from our initial public offering.

The Facility is approximately 40,000 square feet, with 42 beds, constructed in 2008 and is master-leased to GlobalRehab LP through February 2024, with two additional five year renewal options.  The Facility is GlobalRehab’s second inpatient rehab facility (“IRF”) and currently has approximately 30 physician partner-owners and over 150 physicians on staff actively referring patients.

GlobalRehab is a physician-owned IRF operator which was formed in 2006.  The GlobalRehab vision is to provide comprehensive post-acute services that encompass a total approach that includes physical, cognitive, emotional and spiritual therapies. The patient-centric approach includes an interdisciplinary team of clinicians who create individualized care plans that utilize progressive procedures and breakthrough technologies to attempt to achieve the highest level of successful patient outcomes possible.

The Facility is centrally located in Dallas with close proximity to major medical centers.  The primary referral sources are discharges from UT Southwestern Medical Center and Parkland Memorial Hospital.  Both are large hospitals in the Dallas medical center, approximately 2.5 miles southeast of the Facility.  In addition, several other hospitals in the medical center are active referral sources for the Facility due to capacity or physician preference.

In evaluating this acquisition and determining the appropriate amount of consideration to be paid for this acquisition, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties, and analyzed how the property compares to comparable properties in its market.

In connection with executing the Agreement, we paid a $355,000 deposit to an escrow account, and under the terms of the Agreement, we are obligated to pay certain closing costs, including, but not limited to, attorney fees, certain title insurance premiums, survey costs, recording costs and escrow charges. The deposit became non-refundable upon execution of the Agreement except with respect to specific contingencies.  The Agreement closing date is currently scheduled for August 2010.  Although most contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that remaining contingencies will be satisfied or that events will not arise that could prevent us from acquiring the property.

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

On July 21, 2010, Alfred J. Pizzurro, our Senior Vice President and Secretary, informed the company that he would be resigning from his positions with us effective July 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

Dated: July 21, 2010	By:	/s/ SHARON C. KAISER
Sharon C. Kaiser,
Chief Financial Officer